Exhibit 10.11

September 3, 2020

Joanne Curley, Ph.D.

Via E-Mail

Re: Amendment to Employment Agreement

Dear Joanne:

As you know, you currently perform services for Vera Therapeutics. Inc. (f/k/a Truecode Gene Repair, Inc.) (the “Company”) pursuant to an employment agreement signed by you and the Company on February 6. 2020 (the “Employment Agreement”). You and the Company hereby agree to amend the Employment Agreement as set forth below (the “Amendment”).

You will remain in your role as Chief Development Officer, reporting to me, the Chief Executive Officer. In this role, you will continue to perform those duties and responsibilities as are customary for the position of Chief Development Officer and as may be directed by me, including, but not limit«! to focusing on atacicept. You will be paid a base salary at the rate of $350,000 per year, less standard payroll deductions and tax withholdings.

In addition, the Company will amend the terms of your Severance Benefits (as defined in the Employment Agreement) such that the Severance and COBRA Severance (both as defined in Section 9 of the Employment Agreement) will be reduced from six (6) months to five (5) months.

You acknowledge and agree that you are consenting to this Amendment and the changes to your employment terms and conditions set forth herein, and therefore nothing in this Amendment shall constitute Good Reason (as defined in your Employment Agreement) for you to resign your employment with the Company. Additionally, the definition of Good Reason in the Employment Agreement shall hereafter be based upon the amended terms and conditions of your employment, as set forth in the Employment Agreement and amended pursuant to this Amendment

Except as expressly amended herein, all of the terms of the Employment Agreement remain in full force and effect. The Employment Agreement (as modified by this Amendment), together with the Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company, and supersedes any other agreements or promises made to you by anyone, whether oral or written, relating to the subject matter hereof. This Amendment may not be modified or amended except by a written agreement signed by you and a duly authorized officer of the Company. This Amendment w ill be governed by the laws of the State of California without regard to its conflict of laws provision. If any provision of this Amendment is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Amendment and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Amendment may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000. Uniform Electronic Transactions Act or oilier applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes, and may be executed in counterparts which shall be deemed to be part of one original.

Please sign below to indicate your notice and acceptance of these terms.

Sincerely,

VERA THERAPEUTICS, INC.

By:	/s/ Marshall W. Fordyce, M.D.
Marshall W. Fordyce, M.D. Chief Executive Officer

ACCEPTED AND AGREED:
/s/ Joanne Curley
Joanne Curley

04 Sep 2020
Date